Exhibit 5.1

ERIN E. RACCAH SENIOR COUNSEL, GLOBAL COMPENSATION & BENEFITS	INTERNATIONAL PLACE III 6400 POPLAR AVENUE MEMPHIS, TN 38197 T 901-419-3874 F 901-214-1833 erin.raccah@ipaper.com

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

January 6, 2010

Ladies and Gentlemen:

I am Senior Counsel, Global Compensation & Benefits, of International Paper Company, a New York corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 85,100,000 shares of the Company’s Common Stock, par value $1.00 (the “Shares”), in connection with the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan (the “Plans”). No more than 6,532,214 of the Shares will be newly issued shares for the purpose of Company matching contributions under the Salaried Savings Plan (the “Newly Issued Shares”). The remaining Shares represent shares of the Company’s Common Stock that are currently outstanding and that the Company anticipates will be purchased in the open market by the trustee on behalf of participants in the Plans who elect to invest in the International Paper Company Stock Fund offered under the Plans.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have concluded such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that the Newly Issued Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Erin E. Raccah
Erin E. Raccah, Esq.